Exhibit 99.(a)(1)(vii)

TENDER OFFER AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the 19th day of September, 2022, by and among Virtus Convertible & Income Fund (“NCV”), Virtus Convertible & Income Fund II (“NCZ” and, together with NCV, each, a “Fund” and, together, the “Funds”), Virtus Investment Advisers, Inc. (“Virtus” and, together with the Funds, the “Fund Parties”) and UBS Securities LLC (“UBS”).

WHEREAS, UBS is a substantial holder of auction rate preferred shares issued by NCV and NCZ, each a closed-end investment company registered under the Investment Company Act of 1940, as amended, for which Virtus serves as investment manager (“ARPS”);

WHEREAS, UBS has engaged in discussions with the Fund Parties regarding a proposal that each Fund conduct an issuer tender offer for its ARPS (the “Discussions”), and in that connection entered into an agreement dated July 22, 2022, regarding confidentiality obligations with respect to the Discussions (the “Confidentiality Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Tender Offers. With respect to each Fund, in consideration of the agreements by UBS set forth in Section 2 below and subject to satisfaction by UBS of its obligations under Section 2 below, the Fund Parties (each Fund with respect to itself only) agree to conduct a tender offer by each Fund for 100% of its issued and outstanding ARPS at a price equal to 97.95% of the $25,000 per share liquidation preference of the ARPS (i.e., a tender offer of $24,487.50 per ARPS share), scheduled to expire as of the close of the New York Stock Exchange on or about the date specified in the Offer to Purchase filed with the Securities and Exchange Commission on Schedule TO (such date, as it may be extended in accordance with the terms of the Tender Offers, the “Expiration Date”), subject only to substantially the same conditions as are set forth in Appendix A hereto (each, a “Tender Offer” and, collectively, the “Tender Offers”). Each Fund (with respect to itself only) hereby agrees that if, as of the Expiration Date of its Tender Offer, all of such conditions are satisfied, it shall accept for payment all ARPS properly tendered pursuant to its Tender Offer.

2.           Agreements and Obligations of UBS.

(a)            UBS hereby agrees and undertakes that, with respect to each Fund, if a Tender Offer is conducted by the Fund, UBS shall tender one-hundred percent (100%) of its holdings of the ARPS of the Fund within ten business days of the commencement of such Tender Offer, such that UBS would have no holdings in the Fund’s ARPS following completion of the Fund’s acceptance and purchase of the ARPS under the Tender Offer.

(b)            [Intentionally omitted.]

3.           Release of Any Claims; Covenants Not to Sue.

(a)            Subject to and upon completion of the Tender Offers, UBS, on behalf of itself, its heirs, beneficiaries, administrators, personal representatives, successors, assigns, parents, subsidiaries, shareholders, affiliates, and predecessors, as applicable, in exchange for the agreements and other consideration in this Agreement, (i) does hereby compromise, settle, and absolutely, unconditionally, and fully release and forever discharge each of the Fund Parties and their current and former respective successors, parents, subsidiaries, affiliates, employees, officers, directors, trustees, managers, investors and shareholders, and each of their respective attorneys, administrators, personal representatives, insurers and assigns (together, the “Released Fund Parties”) of and from any and all claims, demands, debts, liens, obligations, fees and expenses, harm, injuries, liabilities, cause or causes of action, whether known or unknown, claimed or alleged, asserted or unasserted, either at law or in equity, whether statutory, in contract or in tort, of any kind or character which it has, or owns, or may now or in the future have or own for any claims arising out of or relating in any way to the Discussions, the Tender Offer or UBS’s acquisition of, transactions in, ownership of or holdings in the Funds’ ARPS and (ii) acknowledges and agrees that it will not now or in the future bring any claim, action, lawsuit, arbitration proceeding or other form of action against any of the Released Fund Parties, directly or indirectly, arising out of or in any way connected with any claim or potential claim released under this Agreement as referenced in sub-paragraph 3(a)(i) above, and that this Agreement is a bar to any such claim, action, lawsuit, proceeding or other form of action.

(b)            Subject to and upon completion of the Tender Offers and satisfaction or permanent waiver of the New Preferred Share Condition, each of the Fund Parties, on behalf of itself, its heirs, beneficiaries, administrators, personal representatives, successors, assigns, parents, subsidiaries, shareholders, affiliates, and predecessors, as applicable, in exchange for the agreements and other consideration in this Agreement, (i) does hereby compromise, settle, and absolutely, unconditionally, and fully release and forever discharge UBS and its current and former respective successors, parents, subsidiaries, affiliates, employees, officers, directors, trustees, managers, investors and shareholders, and each of their respective attorneys, administrators, personal representatives, insurers and assigns (together, the “Released UBS Parties”) of and from any and all claims, demands, debts, liens, obligations, fees and expenses, harm, injuries, liabilities, cause or causes of action, whether known or unknown, claimed or alleged, asserted or unasserted, either at law or in equity, whether statutory, in contract or in tort, of any kind or character which it has, or owns, or may now or in the future have or own for any claims arising out of or relating in any way to the Discussions, the Tender Offers or UBS’s acquisition of, transactions in, ownership of or holdings in the Funds’ ARPS and (ii) acknowledges and agrees that it will not now or in the future bring any claim, action, lawsuit, arbitration proceeding or other form of action against any of the Released UBS Parties, directly or indirectly, arising out of or in any way connected with any claim or potential claim released under this Agreement as referenced in sub-paragraph 3(b)(i) above, and that this Agreement is a bar to any such claim, action, lawsuit, proceeding or other form of action.

(c)            UBS and the Fund Parties acknowledge and agree that the releases and covenants provided in this Section 3 are in no way an admission or acknowledgment of any liabilities, claims or causes of action that one party may have against the other.

(d)           The provisions of Section 3(a) and Section 3(b) shall not be deemed to preclude any claim by any party hereto alleging a breach of the terms of this Agreement.

4.            Injunctive Relief. Each party acknowledges that a breach of its obligations under this Agreement may result in irreparable harm to the other party for which monetary damages may not be sufficient. Each party hereto agrees that, in the event of a breach or threatened breach by the other party of its obligations under this Agreement, the non-breaching party shall be entitled, in addition to its other rights and remedies hereunder or at law, to seek injunctive or other equitable relief, and such further relief as may be proper from a court of competent jurisdiction, including specific performance of the obligations set forth in Section 2 of this Agreement.

5.            Confidentiality. UBS and the Fund Parties hereby agree that the Confidentiality Agreement shall apply to the matters contemplated by this Agreement and to the Funds (to the extent the Funds are not bound by the Confidentiality Agreement), subject, for the avoidance of doubt, to the final sentence of this paragraph. To the extent that the Confidentiality Agreement expires prior to the termination of this Agreement, UBS and the Fund Parties agree that the term of the Confidentiality Agreement and the respective obligations thereunder shall be extended to be coterminous with the term of this Agreement under Section 6 hereof; provided, however, that the Fund Parties may disclose the subject matter of the Tender Offers to third parties, including to other holders of the Funds’ ARPS and to service providers and agents who may be engaged to assist in conducting the Tender Offers, before the Tender Offers are publicly announced. For the avoidance of doubt, UBS acknowledges that each Fund will be required to file a copy of this Agreement with its Form TO filings in connection with its Tender Offer and UBS and the Fund Parties agree, for the avoidance of doubt, that the Fund Parties shall have no confidentiality obligations with respect to the information that has been so disclosed.

6.           Term. This Agreement shall terminate on the earliest of (i) the close of the New York Stock Exchange on the business day next following the Expiration Date, if the Funds have not accepted validly tendered ARPS for purchase pursuant to the Tender Offers by such time, (ii) the date on which all validly tendered ARPS have been accepted and purchased under the Tender Offers; and (iii) December 31, 2022. In the case of termination of this Agreement pursuant to Section 6(i), all provisions of this Agreement shall terminate and have no further force or effect upon such termination, except that the confidentiality obligations of the parties under Section 5 hereof shall survive the termination of this Agreement for a period of one year from the date of the Confidentiality Agreement. For the avoidance of doubt, unless the parties thereto otherwise agree, the Confidentiality Agreement shall survive by its terms, notwithstanding any earlier termination of this Agreement. In the case of termination of this Agreement pursuant to Section 6(ii), the obligations of the parties under Sections 1, 2, 3 and 4 hereof shall survive the termination of this Agreement.

7.            Miscellaneous.

(a)            Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and successfully delivered personally or sent by facsimile, e-mail or other electronic communication, or by a nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

If to UBS:	UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019
Attention: Jignesh Doshi
Jignesh.doshi@ubs.com

If to Virtus:	Virtus Investment Advisers, Inc.
One Financial Plaza
Hartford, CT 06103
Attention: Nikita Thaker
nikita.thaker@virtus.com

If to a Fund:	[Applicable Fund name]
One Financial Plaza
Hartford, CT 06103
Attention: Fund Secretary
jennifer.fromm@virtus.com

(b)            No Assignment; Binding Effect. No party shall assign this Agreement or its rights hereunder without the express written consent of the other parties. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

(c)            Agreement Separable. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein. This Agreement will not be binding on the parties unless and until it is approved on behalf of each Fund by action of its Board of Trustees (the “Board”). In that regard Virtus, in its capacity as investment adviser for each Fund, will recommend that the Board approve this Agreement.

(d)            Counterparts. This Agreement may be executed in any number of counterparts, each of which will, for all purposes, be deemed to be an original. Facsimile or electronic signatures shall have the same force and effect as executed originals.

(e)            Governing Law. This Agreement is governed by the laws of the State of New York, without regard to the principles of conflicts of laws or choice of laws of any state or commonwealth. Each party submits to the exclusive jurisdiction of, and acknowledges the propriety of venue in, the United States District Court for the Southern District of New York sitting in New York County, New York, and its appellate courts, as well as any Courts of the State of New York sitting in New York County, New York, and the appellate courts thereof. To the extent not prohibited by applicable law that cannot be waived, the parties hereby waive, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any action arising in whole or in part under or in connection with this Agreement, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this Section 7(e) with any court as written evidence of the knowing, voluntary and bargained-for agreement between the parties each irrevocably to waive its right to trial by jury in any proceeding whatsoever between them relating to this Agreement, which will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

(f)             Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein, and there are no other covenants, agreements, promises, terms and provisions, conditions, undertakings or understandings, either oral or written, among them other than those herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Agreement shall be binding upon the parties unless in writing and signed by the parties.

(g)            Further Assurances. Each party covenants, on behalf of itself and its successors and assigns, to take all actions and do all things, and to promptly and duly execute, acknowledge and deliver any and all such further instruments and documents necessary or proper to achieve the purposes and objectives of this Agreement.

(h)            Massachusetts Business Trust Matters. A copy of the Agreement and Declaration of Trust of each Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of each Fund as Trustees and not individually and that the obligations of each Fund under this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, and each party represents and acknowledges that it possesses the requisite authority to execute this Agreement.

Virtus Convertible & Income Fund

By:

Title:

Date:

Virtus Convertible & Income Fund II

By:

Title:

Date:

Virtus Investment Advisers, Inc.

By:

Title:

Date:

UBS Securities LLC

By:

Title:

By:

Title:

Date:

APPENDIX A

TENDER OFFER CONDITIONS:

It is a condition to each Fund’s Tender Offer that each Fund cannot accept tenders or effect repurchases of ARPS, unless otherwise determined by the Fund’s Board if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s common shares from the New York Stock Exchange; (b) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986 (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure of the Fund to comply with any applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) there shall be instituted or pending before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the tender offer; (b) challenges the acquisition by the Fund of ARPS pursuant to the tender offer or the Board’s fulfillment of its fiduciary obligations in connection with the tender offer; (c) seeks to obtain any material amount of damages in connection with the tender offer; or (d) otherwise directly or indirectly materially adversely affects the tender offer or the Fund; or (3) there is any (a) suspension of or limitation on prices for trading securities generally on the New York Stock Exchange or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions.